[TRANSPERFECT LOGO]



City of New York, State of New York, County of New York



I, Amy DiTrani, hereby certify that the following is, to the best of my knowledge, ability and belief, a true and accurate translation of the document `September 25 Stock Purchase Order' from Spanish into English.







/s/Amy DiTrani
-----------------------------------
Amy DiTrani

Sworn to before me this
1st day of December, 2006.



/s/Paul D. Ralston
-----------------------------------
Signature, Notary Public

           PAUL D. RALSTON
   Notary Public, State of New York
           No. 01RA6023867
      Qualified in Queens County
    Commission Expires May 2, 2007

Stamp, Notary Public


       THREE PARK AVENUE, 39TH FLOOR, NEW YORK, NY 10016 T 212.689.5555 F
                       212.689.1059 WWW.TRANSPERFECT.COM


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                                 [ACCIONA LOGO]


BANCO SANTANDER CENTRAL HISPANO S.A.
Avenida de Cantabria s/n
Ciudad Grupo Santander
28660, Boadilla del Monte Madrid
Attn.:  Mr. Vasco Duarte

                                                     Madrid, September 25, 2006

                              STOCK PURCHASE ORDER

         Gentlemen,

         1. As discussed, we are instructing you, as indicated in this document and if the objectives indicated therein are reached, to purchase shares of ENDESA, S.A., (hereinafter "ENDESA"), in a number equivalent to 10% of its capital at a price of 32 euro per share, for our subsidiary FINANZAS DOS S.A., (hereinafter "FINANZAS"), by the procedure ("book building") that you have identified as appropriate.

         2. In order to identify the ENDESA shares available for purchase at the indicated price, you will carry out the "book building" procedure by contacting entities that, according to your knowledge of the market, may hold significant packages of said shares, and will ask them to make selling bids indicating the number of shares they want to sell at the price indicated. In the process of identifying possible sellers, you may act through brokers, provided they are subject to the same rules (especially concerning confidentiality) set forth herein for the performance of the "book building" and paying their possible costs yourselves.

         In addition, the "book building" procedure will comply with the following rules:

         a. It will take place between 5:40 today and 8:30 on September 26 at the latest. However, by agreement between you and us the term may be extended, but not beyond 12:00 on the 26th.

         b. The communication with the possible sellers to request selling bids will be based on the messages presented in annex 1 to this letter, without transmitting substantial information other than that indicated therein. In particular, you will not reveal, under any circumstances, the fact that you act by mandate of ACCIONA S.A. or any directly or indirectly identifying data, beyond those indicated in annex 1.

         c.    Orders will no longer be received when:

              (i) The term indicated for this activity, including its extension, if any, has lapsed; or

              (ii) We so request when, in our opinion, certain circumstances occur that indicate that it is impossible to reach said volume or endanger the

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                      adequate completion of the operation  mandated,  including serious risk that the principal's identity would be revealed or may become known to the market before the successful completion of the operation.

         3. Once the "book building" process is successfully completed, the orders accepted will give rise to the execution of the corresponding operations between FINANZAS and the sellers, the same day, with brokerage of the purchase by Santander Investment Bolsa Sociedad de Valores S.A., for subsequent liquidation through the usual procedures.

         4. If the "book building" is not successfully completed - due to the fact the volume required is not reached at the intended price, or due to any circumstance that makes us stop it, or for any other reason - this order will be null and void.

         5. If the operation is successfully completed with the performance of the services indicated in this mandate letter, you will be paid the fee indicated in annex 2, which will be paid in the manner indicated therein.

         6. The shares purchased by FINANZAS will be deposited in the securities account we intend to open with you under conditions not yet agreed, and will be subject to the commitments and rights set forth in the loan contract already agreed upon, which we intend to sign tomorrow.

         7. We mention for the record that the acquisition of the shares does not imply any violation of the law whatsoever.

         Furthermore, we indicate that the acquisition referred to in this letter is made by FINANZAS directly without any agreement, pact or understanding, verbal or written, express or implicit, with any third party not belonging to the ACCIONA group in connection with said acquisition or with the ongoing takeover bid on ENDESA shares.

         8. If selling bids are received in the "book building" process for a volume higher than 10%, you will inform us of this circumstance.

         9. The essential element of this mandate is that, except if required by law, the name of the principal and of the group to which it belongs will remain confidential until the operation is successfully completed and even after the termination of the mandate, if the planned acquisition does not take place. Until the operation is announced to the market, if it is completed, by the corresponding relevant fact, or should it not be successfully completed, you may reveal said identity only when required by applicable legislation and even in this case you must warn us in advance of the need to do so, provided such legislation allows it.



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         10. This mandate letter is governed by Spanish common law. In the event of discrepancies or disagreement concerning its provisions, the parties submit to the Jurisdiction of the Judges and Courts of Madrid.

         Sincerely,

         ACCIONA, S.A.
         For

         /s/ Jose Manuel Entrecanales Domecq.
         Mr. Jose Manuel Entrecanales Domecq.


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                                     ANNEX I

- The operation consists of the building of a book ("book building") of selling bids on ENDESA shares for 10% of its capital.

- The buyer is a first rate Spanish company in the industrial sector. It does not have agreements to buy shares with any of the parties involved in the Takeover Bid. It does not intend to carry out a Takeover Bid, but to take a strategic position.

-        Price: 32 euro/share.

- Bid presentation period: from 5:40 on the 25th to 8:30 on the 26th, except in the event of extension or early termination.

- The bids may not be conditioned upon anything but the price and the sale of the total number of shares included in it.

- Once the book is closed, it will be determined whether the objective has been met (10% at 32 euro/share) and, if so, the operation will be confirmed to the bidders for its execution.

- The client reserves the right to terminate the process in the event of risk of disclosure of its identity before the closing of the operation.


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ANNEX II. - SUCCESS FEE

0.8% of the amount of the purchase of 10% of the capital of Endesa, accrued only in the event of success.

This fee will be accrued after settling the expenses of the operation and after the presentation of the respective invoice.

If said 10% is not reached, no fee will be accrued.



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